 Exhibit 5.6

July 25, 2014

TO:	Seabridge Gold Inc. British Columbia Securities Commission Ontario Securities Commission Alberta Securities Commission United States Securities and Exchange Commission Toronto Stock Exchange

Re: Seabridge Gold Inc. (the "Company")
Consent of Expert

Ladies and Gentlemen:

In connection with the Company's Short Form Base Shelf Prospectus dated July 25, 2014 and all documents incorporated by reference therein (collectively, the "Prospectus") and the Company's Registration Statement on Form F-10 dated July 25, 2014 and any amendments thereto, including any post-effective amendments (collectively, the "Registration Statement"), I, William Threlkeld, the Senior Vice President, Exploration of the Company and a Registered Professional Geologist, consent to the use of my name and authorize the use of the information represented in the Prospectus and the Registration Statement as having been prepared by or under my supervision.

I confirm that I have read the Prospectus and the Registration Statement and have no reason to believe that there are any misrepresentations in the information contained therein that are derived from the information represented in the Prospectus and the Registration Statement as having been prepared by me or under my supervision or within my knowledge as a result of the services performed by me in connection with such information.

Yours truly,
/s/ William Threlkeld
William Threlkeld